Exhibit 2.1

EXECUTION COPY

SHARE EXCHANGE AGREEMENT

Share Exchange Agreement (this "Agreement") is made this 28th day of March, 2008, by and between China World Trade Corporation, a Nevada corporation ("CWTD"); William Chi Hung Tsang, the Chairman and President of CWTD ("Tsang"); Uonlive Limited, a corporation organized and existing under the laws of the Hong Kong SAR of the People's Republic of China ("Uonlive"); Tsun Sin Man Samuel, Chairman of Uonlive ("Tsun"); Hui Chi Kit, Chief Financial Officer of Uonlive ("Hui"); Parure Capital Limited, a corporation organized and existing under the laws of the British Virgin Islands and parent of Uonlive ("Parure Capital"); Tsun and Hui being the holders of all of the outstanding capital stock of Parure Capital and hereinafter referred to as the "Shareholders"; and Parure Capital and Uonlive being hereinafter referred to as the "Uonlive Subsidiaries”; all of whom execute and deliver this Agreement, based on the following:

Recitals

WHEREAS, CWTD wishes to acquire one hundred percent (100%) of all of the issued and outstanding share capital of Parure Capital from the Shareholders in an exchange for One Hundred Fifty Million (150,000,000) shares of common stock of CWTD and 500,000 shares of Series A Convertible Preferred Stock of CWTD having the terms and conditions set forth in Exhibit A hereto (the “Series A Convertible Preferred Stock”) in a transaction intended to qualify as a tax-free exchange pursuant to sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

WHEREAS, in furtherance thereof, the respective Boards of Directors of CWTD and the Uonlive Subsidiaries, have approved the exchange, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which one hundred percent (100%) of the share capital of Parure Capital (the "Parure Capital Share Capital”) issued and outstanding prior to the exchange, will be exchanged by the  Shareholders in the aggregate for 150,000,000 shares of common stock, $.001 par value, of CWTD and 500,000 shares of Series A Convertible Preferred Stock of CWTD (the "CWTD Common Stock and Series A Convertible Preferred Stock" or the “Stock”).

WHEREAS, neither party is seeking tax counsel or legal or accounting opinions on whether the transaction qualifies for tax free treatment.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
EXCHANGE OF SHARE CAPITAL FOR STOCK

1.01 Exchange of Share Capital for Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.05 hereof), the Shareholders shall assign, transfer, and deliver to CWTD, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, the Parure Capital Share Capital, and CWTD agrees to acquire such share capital on such date by issuing and delivering in exchange therefore to the Shareholders, or its designees, the Stock on a pro-rata basis. All shares of Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the CWTD Common Stock which may occur between the date of the execution of this Agreement and the Closing Date.

1.02 Delivery of Parure Capital Share Capital by the Shareholders. The transfer of the Parure Capital Share Capital by the Shareholders shall be effected by the delivery to CWTD at the Closing (as set forth in Section 1.05 hereof) of an endorsement of the share capital in the name of CWTD followed by an entry into the share ledger of Parure Capital and registration of the same in the name of CWTD with the appropriate government ministry of China.

1.03 Operation as Wholly-Owned Subsidiary. After giving effect to the transaction contemplated hereby, CWTD will own one hundred percent (100%) of all of the share capital of Parure Capital.  Parure Capital will be a wholly-owned subsidiary of CWTD operating under the name “Parure Capital”, a corporation organized and existing under the laws of the British Virgin Islands. Uonlive will become a wholly-owned indirect subsidiary of CWTD operating under the name “www.UOnLive.com”,” a corporation organized and existing under the laws of the Hong Kong SAR of the People’s Republic of China.

1.04 Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as CWTD may reasonably request, without undue cost to the Shareholders in order to more effectively sell, transfer, and assign clear title and ownership in the Parure Capital Share Capital to CWTD.

1.05 Closing and Parties. The Closing contemplated hereby shall be held at a mutually agreed upon time and place on or before March 31, 2008, or on another date to be agreed to in writing by the parties (the "Closing Date”). The Agreement may be closed at any time following approval by a majority of Board of Directors of CWTD and by a majority of the Board of Directors of the Uonlive Subsidiaries and the approval of the Shareholders. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

 1.06 Closing Events.

(a)	CWTD Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, CWTD shall deliver to the Shareholders at Closing all the following:

(i)
A certificate of good standing from the Department of the Secretary of the State of  Nevada, issued as of a date within ten days prior to the Closing Date, certifying that CWTD is in good standing as a corporation in the State of Nevada;

(ii)	Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of CWTD executing this Agreement and any other document delivered pursuant hereto on behalf of CWTD;
(iii)
Copies of the resolutions/consents of CWTD’s board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of CWTD as of the Closing Date;

(iv)	The certificate contemplated by Section 4.01, duly executed by the chief executive officer of CWTD;
(v)	The certificate contemplated by Section 4.02, dated the Closing Date, signed by the chief executive officer of CWTD;
(vi)
Certificates for 150,000,000 shares of CWTD Common Stock issued pro rata in the name of the  Shareholders or their respective designee(s) and certificates for 500,000 shares of Series A Convertible Preferred Stock issued pro rata in the name of the Shareholders or their respective designee(s);

(vii)
Copies of the resolutions/consents of CWTD’s board of directors and/or shareholder minutes or consents authorizing the appointment of new directors nominated  by the Shareholders to CWTD’s Board of Directors with effect on the Closing Date;

(viii)	Letters of resignation from CWTD’s current Board of Directors and officers with effect on the Closing Date; and
(ix)
In addition to the above deliveries, CWTD shall take all steps and actions as the Shareholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b)
Parure Capital Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, the Uonlive Subsidiaries and/or the Shareholders shall deliver to CWTD at Closing all the following:

(i)	Incumbency and specimen signature certificates dated the Closing Date with respect to the officers executing this Agreement and any other document delivered pursuant;
(ii)
Copies of resolutions/consents of the board of directors of Parure Capital authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Parure Capital as of the Closing Date;

(iii)	The certificate contemplated by Section 5.01, executed by the Shareholders; and
(iv)	The certificate contemplated by Section 5.02, dated the Closing Date, signed by the chief executive officer of Uonlive.
(v)
In addition to the above deliveries, Parure Capital and/or the Shareholders shall take all steps and actions as CWTD may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

1.07 Director and Officer Resignations.

At Closing, the current Board of Directors of CWTD shall appoint such director nominees as may be designated by the Shareholders to fill vacancies on the Board of Directors of CWTD, and, thereafter, the current directors of CWTD shall resign. In addition, at Closing all officers of CWTD shall tender their resignations to the Board of Directors, and new officers of CWTD shall be appointed by the newly appointed Board of Directors of CWTD.  All such director and officer resignations and appointments shall be in compliance with the Securities Exchange Act of 1934, as amended, and pursuant to a previously filed Information Statement on Schedule 14F-1 prepared and filed by CWTD.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF CWTD, ETC.

As an inducement to, and to obtain the reliance of the Shareholders and the Uonlive Subsidiaries, CWTD and Tsang, jointly and severally, represent, promise and warrant as follows:

2.01                      Organization.

CWTD is, and will be at Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of CWTD’s Articles of Incorporation or Bylaws, or other agreement to which it is a party or by which it is bound.

2.02                      Approval of Agreement; Enforceability.
CWTD has full power, authority, and legal right and has taken, or will take, all action required by law, its Articles of Incorporation, Bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated.  The board of directors of CWTD has authorized and approved the execution, delivery, and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of CWTD and Tsang enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.  The CWTD shareholders will not have dissenter’s rights with respect to any of the transactions contemplated herein.

2.03                      Capitalization.
The authorized capitalization of CWTD consists of 200,000,000 shares of common stock, $0.001 par value, of which 49,565,923 shares were issued and outstanding as of March 31, 2008. There are 10,000,000 authorized shares of preferred stock, $.001 par value, and 500,000 shares of Series A Convertible Preferred Stock are issued and outstanding as of March 31, 2008. There are, and at the Closing, there will be no outstanding subscriptions, options, warrants, convertible securities, calls, rights, commitments or agreements calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock.  All of the outstanding shares of CWTD (and the shares that will be converted from the Series A Convertible Preferred Stock) are, and upon conversion, will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of the preemptive or other right of any person.  There are no dividends due, to be paid or in arrears with respect to any of the capital stock of Company.

2.04                      Financial Statements.
(i)  CWTD has previously delivered to Parure Capital an audited balance sheet of CWTD as of December 31, 2007, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 2007, including the notes thereto (collectively the “Financial Statements”) and the accompanying auditor’s report to the effect that such audited financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

(ii)  The Financial Statements of CWTD delivered pursuant to Section 2.04(i) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The Financial Statements present fairly, in all material respects, as of the closing date, the financial position of CWTD. CWTD will not have, as of the Closing Date, any liabilities, obligations or claims against it (absolute or contingent), and all assets reflected on such financial statements present fairly the assets of CWTD in accordance with generally accepted accounting principles.

(iii)  CWTD has filed or will file as the Closing Date its tax returns required to be filed and will pay all taxes due thereon.  All such returns and reports are accurate and correct in all material respects.  CWTD has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the Closing Date and all such dates and years and periods prior thereto and for which CWTD may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to the best knowledge of CWTD, no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated.  None of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated.  CWTD has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on CWTD, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or material assets.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of CWTD. CWTD has also withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper tx authorities.

2.05                      Information.
The information concerning CWTD set forth in this Agreement is complete and accurate in all respects and does not contain any untrue statement of a fact or omit to state a fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  CWTD shall cause the information delivered by it pursuant hereto to the Shareholders to be updated after the date hereof up to and including the Closing Date.

2.06                      Absence of Certain Changes or Events.
Except as set forth in this Agreement, since the date of the most recent CWTD balance sheet described in Section 2.04 and included in the information referred to in Section 2.05:

(a) There has not been: (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of CWTD; or (ii) any damage, destruction, or loss to CWTD (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or conditions of CWTD;

(b)  CWTD has not: (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of CWTD; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)  CWTD has not: (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent CWTD balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of CWTD; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)  CWTD has not become subject to any law, order, investigation, inquiry, grievance or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of CWTD.

2.07                      Litigation and Proceedings.
There are no material actions, suits, claims, or administrative or other proceedings pending, asserted or unasserted, threatened by or against CWTD and Tsang or adversely affecting CWTD, Tsang or its/his properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  CWTD and Tsang are not in default of any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.08                      Compliance With Laws; Government Authorization.
(a) CWTD and its officers and directors have complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, including federal and state securities laws.  CWTD and its officers, directors and beneficial owners are not under investigation by any federal, state, county or local authorities, including the Commission. CWTD and its officers, directors and beneficial owners have not received notification from any federal, state, county, or local authorities, including the Commission,  that it or any of its officers or directors will be the subject of a legal action or that the Commission’s Division of Enforcement will be recommending to the Commission that a Federal District Court or Commission administrative action or any other action be filed or taken against CWTD and its officers, directors and beneficial owners.

(b)  CWTD has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  No notice, authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by CWTD of this Agreement and the consummation by CWTD  of the transactions contemplated hereby, other than filings that may be required or permitted under states securities laws, the Securities Act of 1933, as amended and/or the Securities Exchange Act of 1934, as amended resulting from the issuance of the CWTD Common Stock.

2.09                      Securities and Exchange Commission Compliance of CWTD.  CWTD has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and has complied in all respects with Rule 14(a) and 14(c) of the Exchange Act, and with Sections 13 and 15(d) of the Exchange Act, and CWTD, its management and beneficial owners have complied in all respects with Sections 13(d) and 16(a) of the Exchange Act.

Without limiting the generality of the foregoing, CWTD has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (such filings, inclusive of all reports and Txon International Development Corporation’s registration statement on Form 10-SB filed with the SEC on May 18, 1999 (the “Form 10-SB”), are hereinafter referred to as the “Public Reports”). Each of the Public Reports has complied with the Securities Act and the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder, as the case may be, in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. The Form 10-SB, at the time it became effective, did not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made therein not misleading. The financial statements, including the notes thereto, included in the Public Reports have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of CWTD as of such dates and the results of operations of CWTD for such periods; provided, however, that the financial statements for all interim periods are subject to normal year-end adjustments and lack certain footnotes and other presentation items otherwise required by GAAP. There is no event, fact or circumstance that would cause any certification signed by any officer of CWTD in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. The Common Stock of CWTD covered by the Form 10-SB is validly, properly and effectively registered under the Exchange Act in accordance with all applicable federal securities laws and trades on the OTC Bulletin Board. There is no revocation order, suspension order, injunction or other proceeding or law affecting the effectiveness of CWTD’s Exchange Act registration or the trading of its Common Stock. The consummation of the transactions contemplated by this Agreement do not conflict with and will not result in any violation of any NASD or OTC Bulletin Board trading requirement or standard applicable to CWTD or its Common Stock.

Since the date of the filing of its quarterly report on Form 10-QSB for the quarter ended September 30, 2007, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect (for purposes of this Section 2.09, a “Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, condition (financial or otherwise), operating results or prospects of CWTD); (B) CWTD has not incurred any liabilities, contingent or otherwise, other than professional fees, which are accurately disclosed in the Public Reports; (C) CWTD has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities; or (D) CWTD has not made any loan, advance or capital contribution to or investment in any person or entity.

2.10                      Contract Defaults.
CWTD is not in default under the terms of any outstanding contract, agreement, lease, or other commitment, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any respect under any such contract, agreement, lease, or other commitment.

2.11                      No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which CWTD or Tsang is a party or to which any of its or his properties or operations are subject.

Furthermore, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which CWTD or Tsang is subject; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which CWTD is a party or by which it is bound, or to which any of its assets is subject; or (iii) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of CWTD’s assets, including without limitation the Stock.

2.12                      Subsidiary.
As of the Closing, CWTD will not beneficially own of record any equity interest in any other corporation (other than an equity interest in Parure Capital and Uonline). CWTD does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

2.13                      CWTD Documents.
CWTD has delivered to the Shareholders copies of the following documents, which are collectively referred to as the "CWTD Documents" and which consist of the following dated as of the date of execution of this Agreement, all certified by a duly authorized officer of CWTD as complete, true, and accurate:

(a)  A copy of the Articles of Incorporation and Bylaws of CWTD in effect as of the date of this Agreement;

(b)  A copy of resolutions adopted by the board of directors of CWTD approving this Agreement and the transactions herein contemplated;

(c)  A document setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of CWTD since the most recent CWTD balance sheet required to be provided pursuant to Section 2.04 hereof, updated to the Closing Date;

2.14                      Quotation on the OTC Bulletin Board.  CWTD’s Common Stock is quoted in good standing on the OTC Bulletin Board under the symbol “CWTD” and CWTD will retain such quotation and standing on the OTC Bulletin Board until the Closing of the transactions contemplated herein, without a penalty such as receipt of an “E” or otherwise being penalized by NASD or the OTCBB.

2.15                      Delivery of Shareholder List.  Upon execution of this Agreement, CWTD shall deliver a certified shareholder list from its transfer agent setting forth the name of each CWTD shareholder, the number of shares held by each, dated as of a date within fifteen days of Closing and whether such shares held are restricted securities. In connection therewith, CWTD represents that none of its shareholders are nominees for any other person.

2.16	Liabilities, Indebtedness, etc.
As of the Closing Date, CWTD shall not have any liabilities or indebtedness of whatever kind as such terms are defined by Generally Accepted Accounting Principles.

2.17	Books and Financial Records.
All the accounts, books, registers, ledgers, Board minutes and financial and other material records of whatsoever kind of CWTD have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of CWTD.

2.18                      No Broker Fees
No brokers, finders or financial advisory fees or commissions will be payable by CWTD with respect to the transactions contemplated by this Agreement.

2.18	Survival.
Each of the representations and warranties set forth in this Article II shall be deemed represented and made by CWTD and Tsang at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE III
REPRESENTATIONS, COVENANTS, WARRANTIES OF THE SHAREHOLDERS AND THE UONLIVE SUBSIDIARIES

As an inducement to, and to obtain the reliance of CWTD, the  Shareholders and the Uonlive Subsidiaries, jointly and severally, represent and warrant as follows:

3.01                      Organization.
Parure Capital is, and will be on the Closing Date, a corporation duly organized and validly existing under the laws of the British Virgin Islands, and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Parure Capital.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Parure Capital’s constituent documents, or other material agreement to which it is a party or by which it is bound, nor will they violate any laws, rules or policies of the government of the Hong Kong SAR of the People’s Republic of China.

3.02                      Approval of Agreement; Enforceability.
Parure Capital has full power, authority, and legal right and has taken, or will take, all action required by law, its constituent documents, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Parure Capital has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, subject to the approval of the Shareholders, which has been obtained, and compliance with any laws, rules or policies of the government of the Hong Kong SAR of the People’s Republic of China.  This Agreement, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Shareholders and the Uonlive Subsidiaries enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.03                      Capitalization.
The issued and outstanding share capital of Parure Capital consists of 50,000 shares, no par value, as of March 31, 2008.  Such share capital is validly issued, fully paid, and nonassessable.

3.04                      Financial Statements.
(a)  Uonlive has previously delivered to CWTD a copy of an audited balance sheet of Uonlive as of December 31,2007, and the related audited statements of operations, cash flows, and share capital for the years ended December 31, 2007, including the notes thereto to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

Parure Capital has previously delivered to CWTD a copy of an audited balance sheet of Parure Capital as of December 31, 2007 and the related audited statements of operations, cash flows, and share capital for the period from November 21, 2007 (Inception) through December 31, 2007, including the notes thereto to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

(b)  The audited financial statements delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied in the United States, throughout the periods involved. The financial statements of Uonlive and Parure Capital, respectively, present fairly, as of their respective dates, the financial position of Uonlive and Parure Capital, respectively.  Uonlive and Parure Capital, respectively, did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles in the United States, and all assets reflected therein present fairly the assets of Uonlive and Parure Capital, respectively, in accordance with generally accepted accounting principles in the United States. The statements of revenue and expenses and cash flows present fairly the financial position and results of operations of Uonlive and Parure Capital, respectively, as of their respective dates and for the respective periods covered thereby.

3.05                      Outstanding Warrants and Options.
Parure Capital has no issued warrants or options, calls, or commitments of any nature relating to the Parure Capital Share Capital, except as previously disclosed in writing to CWTD.

3.06                      Information.
The information concerning the Uonlive Subsidiaries set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  The Uonlive Subsidiaries shall cause the information required to be delivered by them pursuant to this Agreement to CWTD to be updated after the date hereof up to and including the Closing Date.

3.07                      Absence of Certain Changes or Events.
Except as set forth in this Agreement, since the date of the most recent Uonlive balance sheet described in Section 3.04 and included in the information referred to in Section 3.06:

(a) There has not been: (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Uonlive; or (ii) any damage, destruction, or loss to Uonlive materially and adversely affecting the business, operations, properties, assets, or conditions of Uonlive;

(b)  Uonlive has not: (i) amended its constituent documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to holders of share capital or purchased or redeemed, or agreed to purchase or redeem, any of its share capital; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Uonlive; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c)  Uonlive has not (i) granted or agreed to grant any options, warrants, or other rights for its share capital, bonds, or other corporate securities calling for the issuance thereof, except as previously disclosed in writing to CWTD; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Uonlive balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Uonlive; or (vi) issued, delivered, or agreed to issue or deliver any share capital, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)  To the best knowledge of Uonlive, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Uonlive.

3.08                      Litigation and Proceedings.
There are no material actions, suits, or proceedings pending or, to the knowledge of Uonlive, threatened by or against Uonlive or adversely affecting Uonlive, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Uonlive does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.09                      Material Contract Defaults.
Uonlive is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Uonlive, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Uonlive has not taken adequate steps to prevent such a default from occurring.

3.10                      No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement, or instrument to which Uonlive is a party or to which any of its properties or operations are subject.

3.11                      Governmental Authorizations.
Uonlive has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Uonlive of this Agreement and the consummation by Uonlive of the transactions contemplated hereby.

3.12                      Compliance With Laws and Regulations.
Uonlive has complied with all applicable statutes and regulations of any governmental entity or agency thereof having jurisdiction over Uonlive, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Uonlive or except to the extent that noncompliance would not result in the occurrence of any material liability for Uonlive.  The consummation of this transaction will comply with all applicable laws, rules and policies of the government of the People’s Republic of China.

3.14                      Subsidiaries.
Uonlive does not own beneficially or of record equity securities in any subsidiary that has not been previously disclosed to CWTD.

3.15                      Uonlive Documents.
Uonlive has delivered to CWTD the following documents, which are collectively referred to as the "Uonlive Documents" and which consist of the following dated as of the date of execution of this Agreement, all certified by the Chief Executive Officer of Uonlive as complete, true, and accurate:

(a)    A copy of all of Uonlive’s constituent documents and all amendments thereto in effect as of the date of this Agreement;

(b)   Copies of resolutions adopted by the board of directors of Uonlive approving this Agreement and the transactions herein contemplated;

(c)  A document setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Uonlive since the most recent Uonlive balance sheet required to be provided pursuant to Section 3.04 hereof, updated to the Closing Date;

ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS AND THE UONLIVE SUBSIDIARIES

The obligations of the Shareholders and the Uonlive Subsidiaries under this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

4.01                      Accuracy of Representations.
The representations and warranties made by CWTD and Tsang in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and CWTD and Tsang shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by CWTD prior to or at the Closing.  The Shareholders shall be furnished with a certificate, signed by a duly authorized officer of CWTD and dated the Closing Date, to the foregoing effect.

4.02                      Officer's Certificate.
The Shareholders shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized Chief Executive Officer of CWTD to the effect that to such officer's best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of CWTD threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on a certificate of good standing, and CWTD’s own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

(a)  This Agreement has been duly approved by CWTD’s board of directors and has been duly executed and delivered in the name and on behalf of CWTD by its duly authorized officer pursuant to, and in compliance with, authority granted by the board of directors of CWTD pursuant to a majority consent;

(b)  There have been no adverse changes in CWTD up to and including the date of the certificate;

(c)           All conditions required by this Agreement have been met, satisfied, or performed by CWTD;

(d)           All authorizations, consents, approvals, registrations, reports, schedules and/or filings with any governmental body including the Securities and Exchange Commission, agency, or court have been obtained or will be obtained by CWTD and all of the documents obtained by CWTD are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e)  There is no claim action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against CWTD, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of CWTD, the operation of CWTD, or the transactions contemplated herein, or any agreement or instrument by which CWTD is bound or in any way contests the existence of CWTD.

4.03              No Litigation.
As of the Closing, there shall not be pending any litigation to which CWTD, the Shareholders, or the Uonlive Subsidiaries is a party and which is reasonably likely to have a material adverse effect on the business of CWTD or the contemplated transactions.

4.04                      Results of Due Diligence Investigation.
The Shareholders shall be satisfied with the results of their due diligence investigation of CWTD, in his sole discretion.

4.05                      CWTD Shall Have No Liabilities as of Closing.
As of the Closing, CWTD shall have no indebtedness or liabilities of any kind whatsoever as such term is defined by U.S. generally accepted accounting principles.

4.06.                    CWTD’s Outstanding Capital Stock at Closing.
As of the Closing, the total outstanding Common Stock of CWTD shall consist of 199,565,923 shares of Common Stock, after giving effect to the 150,000,000 share issuance contemplated hereby, and there shall be no options, warrants, employee compensation or other rights to issue common stock or preferred stock issued or outstanding.

4.07                      CWTD Shall Have Filed and Mailed a Schedule 14F-1.
CWTD shall have filed with the Commission and mailed to its shareholders of record an Information Statement on Schedule 14F-1, and ten days shall have passed since the date on which it was mailed to shareholders of record.

4.08                      Consummation of Transfer of the Subsidiaries.
Prior to the Closing, CWTD shall have transferred the stock of its subsidiaries to Top Speed Technologies Limited with the result that CWTD shall not have any assets or liabilities as such terms are defined by U.S. GAAP.

4.09                      No Material Adverse Change.
There shall not be any change in, or effect on, either of Uonlive’s or CWTD’s assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements previously supplied by Uonlive or CWTD which is, or may reasonably be expected to be, materially adverse to the business, operations (as now conducted), assets, prospects or condition (financial or otherwise), of Uonlive or CWTD or to the contemplated transactions.

4.10.                     CWTD’s Over-The-Counter Bulletin Board Quotation.
As of the Closing, the common stock of CWTD shall be quoted on FINRA’s  Over-The-Counter Bulletin Board, and shall be in good standing  without an “E” or any other penalty being imposed by NASD or the OTCBB.

4.11                      Good Standing.
The Shareholders shall have received a certificate of good standing from the appropriate authority, dated as of the date within five days prior to the Closing Date, certifying that CWTD is in good standing as a corporation in the State of Nevada.

4.12                      Other Items.
The Shareholders shall have received from CWTD such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as the Shareholders may reasonably request.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF CWTD

The obligations of CWTD under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01                      Accuracy of Representations.
The representations and warranties made by the Shareholders and the Uonlive Subsidiaries in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and the Shareholders and/or the Uonlive Subsidiaries shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.  CWTD shall be furnished with a certificate, signed by the Shareholders and dated the Closing Date, to the foregoing effect.

5.02                      Officer's Certificate.
CWTD shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized Chief Executive Officer of Uonlive to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Uonlive, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on Uonlive’s own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a)  This agreement has been duly approved by Uonlive’s board of directors and stockholders and has been duly executed and delivered in the name and on behalf of Uonlive by its duly authorized officer pursuant to, and in compliance with, authority granted by the board of directors of Uonlive;

(b)  Except as provided or permitted herein, there have been no material adverse changes in Uonlive up to and including the date of the certificate;

(c)  All material conditions required by this Agreement have been met, satisfied, or performed by Uonlive and/or the Shareholders;

(d)  All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Uonlive and/or the Shareholders have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(e)  There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Uonlive, wherein an unfavorable decision, ruling, or finding would have a material adverse affect on the financial condition of Uonlive, the operation of Uonlive, for the transactions contemplated herein, or any material agreement or instrument by which Uonlive is bound or would in any way contest the existence of Uonlive.

5.03                      No Litigation.
As of the Closing, there shall not be pending any litigation to which CWTD, any of the Shareholders or the Uonlive Subsidiaries is a party and which is reasonably likely to have a material adverse effect on the business of Uonlive or the contemplated transactions.

5.04                      Results of Due Diligence Investigation.
CWTD shall be satisfied with the results of its due diligence investigation of Uonlive, in its sole discretion.

5.05                      No Material Adverse Change.
There shall not be any change in, or effect on, Uonlive’s or CWTD’s assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements previously supplied by Uonlive or CWTD which is, or may reasonably be expected to be, materially adverse to the business, operations (as now conducted), assets, prospects or condition (financial or otherwise), of the Shareholders or the Uonlive Subsidiaries or to the contemplated transactions.

5.06  Consummation of Transfer of the Subsidiaries.
Prior to the Closing, CWTD shall have transferred the stock of its subsidiaries to Top Speed Technologies Limited with the result that CWTD shall not have any assets or liabilities as such terms are defined by U.S. GAAP.

5.07                      Other Items.
CWTD shall have received from the Shareholders and/or the Uonlive Subsidiaries such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as CWTD may reasonably request.

ARTICLE VI
SPECIAL COVENANTS

6.01                      Activities of CWTD and Uonlive
(a)  From and after the date of this Agreement until the Closing Date and except as set forth in the respective documents to be delivered by CWTD and the Shareholders pursuant hereto or as permitted or contemplated by this Agreement, CWTD and Uonlive will each:

(i)  Carry on its business in substantially the same manner as it has heretofore;
(ii) Maintain in full force and effect insurance, if any, comparable in amount and in scope of coverage to that now maintained by it;
(iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;
(iv) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;
(v)  Duly and timely file for all taxable periods ending on or prior to the Closing Date all tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and
(vi)  Fully comply with and perform in all material respects all obligations and duties imposed on it by all laws and all rules, regulations, and orders imposed by governmental authorities.

(b)  From and after the date of this Agreement and except as provided herein until the Closing Date, CWTD and Uonlive will each not:

(i)  Make any change in its Articles of Incorporation, Bylaws or constituent documents;
(ii)  Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's documents, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business;
(iii) Enter into any agreement for the sale of CWTD securities or a merger or sale of substantially all of the assets of CWTD without the prior written approval of Uonlive
(iv) issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;
(v) make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices ;
(vi) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices;
(vii)issue any securities convertible or exchangeable for debt or equity securities of CWTD or Uonlive, as the case may be;
(viii) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;
(ix) subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an Material Adverse Effect on CWTD;
(x) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;
(xi) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

(xii) make or commit to make any material capital expenditures;
(xiii) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;
(xiv) guarantee any indebtedness for borrowed money or any other obligation of any other person;
(xv) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;
(xvi) take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;
(xvii) make any material loan, advance or capital contribution to or investment in any person;
(xviii) make any material change in any method of accounting or accounting principle, method, estimate or practice;
(xix) settle, release or forgive any claim or litigation or waive any right;
(xx) commit itself to do any of the foregoing.

6.02                      Access to Properties and Records.
Until the Closing Date, Uonlive and CWTD will afford to the other party's officers and authorized representatives and attorneys full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Uonlive or CWTD and will furnish the other party with such additional financial and other information as to the business and properties of Uonlive or CWTD as each party shall from time to time reasonably request.  Additional provisions governing such business review are set forth in paragraph 5 of the Letter of Intent.

6.03                      Indemnification by Uonlive and the Shareholders.
(a)           Uonlive will indemnify and hold harmless CWTD and its directors and officers, and each person, if any, who controls CWTD within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein.  The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

(b)           The Shareholders will indemnify and hold harmless CWTD, its directors and officers, and each person, if any, who controls CWTD within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein.  The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

6.04	Indemnification by CWTD and Tsang.
(a)   CWTD will indemnify and hold harmless Parure Capital, Uonlive, the Shareholders, and Parure Capital’s and Uonlive’s directors and officers, and each person, if any, who controls Uonlive and Parure Capital within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon:  (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein.  The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

(b)    Tsang will indemnify and hold harmless Parure Capital, Uonlive, the Shareholders,  and Parure  Capital’s and Uonlive’s directors and officers, and each person, if any, who controls Parure Capital and Uonlive within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein.  The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

6.05                      The Issuance of CWTD Common Stock.
CWTD and the Shareholders understand and agree that the consummation of this Agreement, including the issuance of the Stock to the Shareholders as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. CWTD and the Shareholders agree that such transactions shall be consummated in reliance on an exemption from registration pursuant to the Securities Act of 1933, as amended (the “Act”), provided by Regulation S.  Such exemption is based on the following representations, warranties and covenants made by the Shareholders.

(a)    Regulation S Representations, Warranties and Covenants.
The Shareholders represent and warrant to, and covenant with, CWTD as follows:

(1)
The Shareholders are not a U.S. person and are not acquiring the shares of Stock of CWTD for the account or for the benefit of any U.S. person and are not a U.S. person who purchased the shares of common stock in a transaction that did not require registration under the Act.

(2)
The Shareholders agree to resell such Common Stock only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

(3)	The Shareholders agree not to engage in hedging transactions with regard to such Stock unless in compliance with the Act.
(4)
The Shareholders consent to the certificate for the shares of  Common Stock of CWTD to contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration, and that hedging transactions involving the shares of Common Stock of CWTD may not be conducted unless in compliance with the Act.

(5)
The Shareholders acknowledge that CWTD has agreed to refuse to register any transfer of the shares of Common Stock of CWTD not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

(6)
The Shareholders covenant and represent and warrant in favor of CWTD that all of the representations and warranties set forth herein shall be true and correct at the time of Closing as if made on that date.

(b)  In connection with the transaction contemplated by this Agreement, CWTD shall file, with its counsel, such notices, applications, reports, or other instruments as may be deemed necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the countries where the Shareholders resides unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such Parties to be appropriate.

6.06                      Securities Filings.
CWTD shall be responsible for the preparation and filing of all Securities Act and Exchange Act filings that may result from the transactions contemplated in this Agreement at its own costs and expense, although counsel for the Shareholders may assist with the preparation and filing.

6.07                      Sales of Securities under Rule 144, If Applicable.
(a)  CWTD will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Act.

(b)  If any certificate representing any such restricted stock is presented to CWTD’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to CWTD and its counsel that such transfer has complied with the requirements of Rule 144, as the case may be, CWTD will promptly instruct its transfer agent to allow such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

(c)  Other Representations, Warranties and Covenants.

(1)
The Shareholders have been furnished with and has carefully read the periodic reports on Forms 10-KSB, 10-QSB and 8-K filed by CWTD with the Securities and Exchange Commission during the preceding three years.  With respect to individual or partnership tax and other economic considerations involved in this investment, the Shareholders confirm that they are not relying on CWTD (or any agent or representative of CWTD).  The Shareholders have carefully considered and have, to the extent such persons believe such discussion necessary, discussed with their own legal, tax, accounting and financial advisers the suitability of an investment in the Stock for such particular tax and financial situation.

(2)
The Shareholders acknowledge that CWTD, at Closing, is a “shell company” with no operations and no significant assets and that, as a result, the consideration for the Parure Capital Share Capital  far exceeds the value of the Stock under any recognized criteria of value.  The Shareholders further acknowledge that they are aware of the quoted prices for CWTD’s common stock on the OTC Bulletin Board but understand there is no active trading market for such shares, quotations on the OTCBB represent inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions, and there is no liquid trading market for CWTD’s Common Stock.  As a result, there can be no assurance that the Shareholders will be able to sell the Stock.

(3)
The Shareholders have had an opportunity to inspect relevant documents relating to the organization and business of CWTD.  The Shareholders acknowledge that all documents, records and books pertaining to this investment which such Shareholders have requested has been made available for inspection by such Shareholders and their respective attorney, accountant or other adviser(s).

(4)
The Shareholders and/or his respective advisor(s) has/have had a reasonable opportunity to ask questions of, and receive answers and request additional relevant information from, the officers of CWTD concerning the transactions contemplated by this Agreement.

(5)
The Shareholders confirm that they are not acquiring the Stock as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(6)	The Shareholders, by reason of such person’s business or financial experience, have the capacity to protect their own interests in connection with the transactions contemplated by this Agreement.
(7)
Except as set forth in this Agreement, the Shareholders represent that no representations or warranties have been made to them by CWTD, any officer director, agent, employee, or affiliate of CWTD, and such Shareholders have not relied on any oral representation by CWTD or by any of its officers, directors or agents in connection with their decision to acquire the Stock.

(8)	The Shareholders represent that neither they nor any of their affiliates is subject to any of the events described in Section 262(b) of Regulation A promulgated under the Act.
(9)
The Shareholders have adequate means for providing for their current financial needs and contingencies, are able to bear the substantial economic risks of an investment in the CWTD   Stock for an indefinite period of time, have no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.

(10)
The Shareholders have such knowledge and experience in financial, tax and business matters so as to enable them to use the information made available to them in connection with the transaction to evaluate the merits and risks of an investment in the CWTD Stock and to make an informed investment decision with respect thereto.

(11)
The Shareholders understand that the CWTD Stock constitutes “restricted securities” that have not been registered under the Securities Act or any applicable state securities law and they are acquiring the same as principal for their own account for investment purposes and not for distribution. The Shareholders acknowledge that the Common Stock has not been registered under the Act or under any the securities act of any state or country.  The Shareholders understand further that in absence of an effective registration statement, the shares of Stock can only be sold pursuant to some exemption from registration.

(12)
The Shareholders recognize that investment in the CWTD Stock involves substantial risks.  The Shareholders acknowledge that they have reviewed the risk factors identified in the periodic reports filed by CWTD with the Securities and Exchange Commission.  The Shareholders further confirm that they are aware that no federal or state agencies have passed upon this transaction or made any finding or determination as to the fairness of this investment.

(13)	The Shareholders acknowledge that each stock certificate representing the Stock shall contain a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) PURSUANT TO AN EXEMPTION FROM REGISTRATION AFFORDED BY REGULATION S AND HAVE NOT BEEN  REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE PURCHASER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION.  THE HOLDER AGREES TO REFRAIN FROM HEDGING TRANSACTIONS PURSUANT TO THE REQUIREMENTS OF REGULATION S.

4.06                      Securities Filings.
The Shareholders, as the controlling shareholder of CWTD following Closing, shall cause CWTD to timely prepare and file all Securities Act and Exchange Act filings that may result from or be required in connection with the transactions contemplated in this Agreement.

ARTICLE VII
MISCELLANEOUS

7.01                      Brokers.
No broker’s or finder’s fee will be paid in connection with the transaction contemplated by this Agreement.

7.02                      No Representation Regarding Tax Treatment.
No representation or warranty is being made by any party to any other party regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

7.03                      Governing Law.
This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder.  All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Each arbitrator shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an “expert” with respect to such subject matter.  The prevailing party shall be entitled to receive its reasonable attorney’s fees and all costs relating to the arbitration.  Any award rendered by arbitration shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction.

7.04                      Notices.
Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to China World Trade Corporation, to:

3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guangzhou, People’s Republic of China

If to Parure Capital or Uonlive, to:

5/F. Guangdong Finance Building
88 Connaught Road West
Hong Kong SAR of the People’s Republic of China

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05                      Attorney's Fees.
In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06                      Document; Knowledge.
Whenever, in any section of this Agreement, reference is made to information set forth in the documents provided by CWTD or the Shareholders, such reference is to information specifically set forth in such documents and clearly marked to identify the section of this Agreement to which the information relates.  Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.07                      Entire Agreement.
This Agreement represents the entire agreement between the Parties relating to the subject matter hereof.  All previous agreements between the Parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.08                      Survival, Termination.
The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

7.09                      Counterparts.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. In addition, facsimile or electronic signatures shall have the same legally binding effect as original signatures.

7.10                      Amendment or Waiver.
Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

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EXECUTION PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

CHINA WORLD TRADE CORPORATION	UONLIVE LIMITED

By /s/ C.M. Chan	By /s/ Tsun Sin Man Samuel
C.M. Chan	Tsun Sin Man Samuel
Chief Executive Officer	Chairman

WILLIAM C.H. TSANG	TSUN SIN MAN SAMUEL

/s/ William C.H. Tsang	/s/ Tsun Sin Man Samuel
(In His Individual Capacity)	(In His Individual Capacity)

PARURE CAPITAL LIMITED	HUI CHI KIT

By /s/ Tsun Sin Man Samuel	/s/ Hui Chi Kit
Tsun Sin Man Samuel	(In His Individual Capacity)
Director

Exhibit A to the Share Exchange Agreement

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
CHINA WORLD TRADE CORPORATION

SETTING FORTH THE PREFERENCES, RIGHTS,
QUALIFICATIONS AND LIMITATIONS OF SUCH SERIES OF PREFERRED STOCK

WE, William Chi Hung Tsang and Chi Ming Chan, being the President and Chief Executive Officer, respectively, of China World Trade Corporation, a corporation organized and existing under the laws of Nevada (the “Company”), DO HEREBY CERTIFY that:

Pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors of the Company on March 23, 2008 adopted the following resolution creating a series of preferred stock designated as Series A Voting Convertible Preferred Stock, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of the Articles of Incorporation, a series of the class of authorized preferred stock, par value $0.001 per share, of the Company is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1.
Designation and Rank.  The series of Preferred Stock shall be designated the “Series A Convertible Preferred Stock” (“Series A Preferred”) and shall consist of 500,000 shares. The Series A Preferred and any other series of Preferred Stock authorized by the Board of Directors of the Company are hereinafter referred to as “Preferred Stock.”  The Series A Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

2.
Dividend Rate and Rights.  The holders of the Series A Preferred shall be entitled to receive dividends or other distributions only when, as, and if declared by the directors of the Corporation, and they shall not be entitled to receive dividends or other distributions with the holders of the Common Stock on an as converted basis.

3.	Conversion into Common Stock.

(a)
Right to Convert.  Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time six months after the date of issuance thereof (the “Conversion Date”) into 100 shares of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”).

(b)
Mechanics of Conversion.  Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing the Series A Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate of certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of stock certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted.

(c)
Adjustments to Conversion Ratio.  The number of shares of Common Stock into which each share of the Series A Preferred is convertible, and the number of votes to which the holder of a share of the Series A Preferred is entitled pursuant to Section 4, shall be subject to adjustment from time to time as follows:

(1)           Dividends and Distributions. In case the Company shall at any time or from time to time declare a non-cash dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a larger number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case:

(i)
the number of shares of Common Stock into which each share of Series A Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series A Preferred would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier;

(ii)
the number of votes to which a holder of a share of Series A Preferred is entitled pursuant to Section 5 shall be adjusted so that, after the happening of any of the events described above, such holder shall be entitled to a number of votes equal to (I) the number of votes to which such holder was entitled pursuant to Section 5 immediately prior to such happening multiplied by (II) a fraction, the numerator of which is the number of shares of Common Stock into which one share of Series A Preferred was convertible immediately after such happening and the denominator of which is the number of shares of Common Stock into which one share of Series A Preferred was convertible immediately prior to such happening; and

(iii)
an adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, (1) immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, for purposes of subclause (A), and (2) immediately after the close of business on the date of payment of such dividend or distribution, for purposes of subclause (B), or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective, for purposes of both subclause (A) and subclause (B).

(2)
Merger or Reorganization.  In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Common Stock and excluding any transaction to which clause (i) or (ii) of this paragraph (a) applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities. cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Series A Preferred is convertible immediately prior to the consummation of such transaction.

(d)
No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation, amendment of this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

(e)
Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series A preferred pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth the adjustment or readjustment and the calculation on which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio for the Series A Preferred at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

(f)
Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than the special cash distribution referred to in Section 2 hereof or a cash dividend which is the same as the cash dividends paid in the previous quarter) or other distribution, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(g)
Common Stock Reserved.  Commencing on the Conversion Date, the Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred.  If, on the Conversion Date, the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of the Series A Preferred, the Company shall use commercially reasonable efforts to increase the number of authorized shares of the Company’s Common Stock as necessary to permit the conversion of all then outstanding shares of Series A Preferred Stock and shall diligently pursue the completion of such process.

(h)
Waiver of Adjustment.  Notwithstanding anything to the contrary set forth herein, the operation of, and any adjustment in the number of shares of Common Stock issuable upon conversion of the Series A Preferred pursuant to this Section 3, may be waived with respect to any specific share or shares of Series A Preferred, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holder of such share or shares of Series A Preferred. Any such waiver shall bind all future holders of such share or shares of Series A Preferred for which such rights have been waived.

4.           Voting Rights.  In addition to any voting rights provided by law each outstanding share of Series A Preferred shall be entitled to 100 votes per share. The shares of Series A Preferred and the shares of Common Stock shall vote together as one class on all matters submitted to a vote of common stockholders of the Company.

5.           Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed pro rata to the holders of the Preferred Stock and Common Stock ( in case of the Preferred Stock, on an “as converted basis” into Common Stock) and the Preferred Stock shall not be entitled to any preference upon liquidation.

6.           Reissuance.  No Share or shares of Series A Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

IN WITNESS WHEREOF, China World Trade Corporation, through its designated officer has caused this Certificate to be duly executed in its corporate name as of March 24, 2008.

                           China World Trade CorporationA Nevada corporation

By: s/s William Chi Hung Tsang
Name:  William Chi Hung Tsang
Title:    President

By  /s/ C.M. Chan
Name: C.M. Chan
Title: Chief Executive Officer